EXHIBIT 99.1

NEWS RELEASE

For Release: Tuesday, April 24, 2012, 3:05 pm Central Time	Contact: James Hennen, CFO
Phil Nalbone, VP
Vascular Solutions, Inc.
(763) 656-4300

VASCULAR SOLUTIONS REPORTS FIRST QUARTER RESULTS

-	Net revenue increases 12% to $23.8 million, exceeding the top end of guidance
-	EPS increases 20% to $0.12, also exceeding the top end of guidance
-	Raising 2012 revenue guidance to a range of $96 million to $98 million and raising EPS guidance to a range of $0.53 to $0.57

MINNEAPOLIS, Minnesota – Vascular Solutions, Inc. (Nasdaq:  VASC) today reported financial results for the first quarter ended March 31, 2012.  Net revenue was $23.8 million, an increase of 12% from $21.3 million for the first quarter of 2011, and exceeded the company’s guidance range of $22.3 million to $22.7 million. U.S. net revenue increased 11% to $20.0 million, while international net revenue grew 18% to $3.8 million.

Gross margin was 67.1% in the first quarter, an increase from 66.0% in the first quarter of 2011 and a sequential increase from 65.7% in the fourth quarter of 2011.  Approximately 100 basis points of the increase in gross margin was the result of the January 2012 purchase of the intellectual property relating to the Pronto® catheters, which resulted in the elimination of the royalty costs on these products.  The remainder of the increase was due to gross margin improvements in the mix of products sold.

Operating income for the first quarter was $3.1 million, compared to $2.7 million in the year-ago quarter, an increase of 15%.  Operating margin was 13.1%, compared to 12.8% in the year-earlier quarter.

Earnings per diluted share for the first quarter was $0.12, compared to $0.10 in the first quarter of 2011, an increase of 20%, and exceeded the company’s guidance range of $0.10 - $0.11.

“We are off to a very strong start in 2012, which we expect to continue throughout the year as reflected in our upward revision in financial guidance,” said Howard Root, Chief Executive Officer of Vascular Solutions.  “Both our direct U.S. sales force and our network of international distributors produced excellent results in the first quarter, and we once again demonstrated our ability to supply customers with new products that meet their desires. With this great start to the year, we are now contemplating a 9th consecutive year of double-digit revenue growth and expanding operating leverage and profits.”

First Quarter Net Revenue by Product Line

Net sales of catheter products, the company’s largest product line, was $14.9 million in the first quarter of 2012, an increase of 18% compared to the $12.6 million in the first quarter of 2011 and an increase of 9% on a sequential basis from $13.7 million in the fourth quarter of 2011.

First quarter sales of the GuideLiner® catheter were $3.2 million, an increase of 51% from the $2.1 million in the year-ago quarter and an increase of 23% on a sequential basis from the $2.6 million in the fourth quarter of 2011.  The company received 510(k) clearance for the new V2 version of the GuideLiner and transitioned U.S. sales to the V2 version beginning in mid-December.  “We continue to see additional clinical benefits of the GuideLiner driving a broader adoption of the catheter both in the U.S. and international markets,” commented Mr. Root.

Sales of Pronto aspiration catheters were $5.0 million in the first quarter, constant on both a year-over-year and sequential basis.  “Our Pronto business will remain challenging due to competitive pricing pressures in the aspiration catheter market worldwide,” commented Mr. Root.  “We are taking several steps to bolster our aspiration catheter business in 2012, starting with acquiring the Pronto intellectual property to enhance gross margin, improving the manufacturing costs on our new Pronto V4 catheter line, and launching in January an entirely new line of large-sized aspiration catheters, called the XL™ extraction catheters, which target the peripheral and dialysis de-clot markets.”

Other catheter products driving the sales increase in the first quarter were the Micro-Introducer kits (including the GrebSet® and StraitSet kits), which grew by 34%; the Langston® dual-lumen pressure measurement catheters, which grew by 17%; and snares, which grew by 33%.

Net sales of hemostat products (mainly consisting of D-Stat® Dry, D-Stat Flowable and D-Stat Radial) were $5.9 million in the first quarter, essentially unchanged from the year-earlier level but an increase of 7% on a sequential basis from the fourth quarter. “In mid-2011, we launched the new Silver versions of our D-Stat Dry and Thrombix® products which add an antimicrobial agent, and we believe this feature has helped us maintain our market-leading position in the femoral artery hemostat patch market,” Mr. Root said. “Going forward, we have placed an increased emphasis on the sales of our hemostat products in the rapidly-growing U.S. radial artery access market, led by our D-Stat Radial.”

In the vein products category, first quarter net revenue was $2.9 million, an increase of 10% from $2.7 million in the year-earlier quarter and a 5% improvement on a sequential basis. Included in first quarter vein products revenue was $0.5 million from the new reprocessing service for ClosureFast® radiofrequency catheters that was launched in mid-January. “We remain committed to serving the needs of the vein market, and the successful launch of a reprocessing service for our competitor’s ClosureFast vein catheter is an example of that commitment,” Mr. Root said.  “Our message of reducing medical waste and lowering costs through reprocessing is clearly resonating with physicians and has quickly restored our vein business to growth, which we expect will continue to accelerate through the remainder of 2012.”

Financial Guidance

Vascular Solutions is raising both its revenue and earnings guidance for 2012.   Original 2012 guidance was set at between $94 million and $96 million in net revenue and between $0.51 and $0.55 in earnings per share. The company now expects net revenue to be between $96 million and $98 million for 2012.  The mid-point of the increased range is an 11% increase from $87.4 million in net revenue in 2011, excluding the impact of one-time accelerated licensing revenue of $2.6 million in 2011.

The company now expects net earnings for 2012 to be between $0.53 and $0.57 per fully diluted share. The mid-point of the increased EPS range is a 22% increase from $0.45 per share in 2011, excluding one-time contributions of $0.09 per share from accelerated license revenue and $0.02 per share from a reduction in estimated earn-out payments in 2011.  Included in the company’s earnings projection for 2012 are $2.9 million in non-cash stock-based compensation, $1.4 million in amortization of intangibles, and an assumed 39% income tax rate.

For the second quarter of 2012, the company is providing guidance for net revenue of between $24.1 million and $24.5 million, which at the mid-point would represent growth of 9% from the second quarter of 2011.  Net income for the second quarter is projected to be between $0.13 and $0.15 per diluted share. Included in the net income projection for the second quarter of 2012 are $0.7 million in non-cash stock-based compensation, $0.3 million in amortization of intangibles, and an assumed 39% income tax rate.

Cash Flow and Balance Sheet Highlights

Vascular Solutions ended the first quarter with $10.2 million in cash and cash equivalents, down from $13.7 million at the end of the fourth quarter. During the first quarter, the company generated $3.1 million in cash from operations and used cash of $0.9 million for capital expenditures, $3.25 million to purchase the intellectual property associated with the Pronto extraction catheters, and $1.9 million to repurchase 175,499 shares of common stock.  As previously reported, the Board of Directors in January authorized a stock repurchase plan that authorizes up to 1,000,000 shares to be repurchased before December 31, 2012. Under the previous stock repurchase plan which expired on December 31, 2011, the company repurchased 902,901 shares at a cost of $9.9 million during 2011. The company continues to have no debt and has an unused $10 million bank line of credit.

“We continue to benefit from a strong balance sheet and good working capital flexibility,” Mr. Root said. “In addition to a steady flow of internally-developed new products, we intend to continue to repurchase our stock while also broadening our revenue opportunities through tuck-in acquisitions and additional distribution opportunities that leverage our existing call points in interventional cardiology, interventional radiology, electrophysiology and the vein market.”

Conference Call & Webcast Information

Vascular Solutions will host a live webcast starting at 3:30 p.m., Central Time today to discuss the information contained in this press release.  The live web cast may be accessed on the investor relations portion of the company’s web site at www.vasc.com.  An audio replay of the call will be available until Tuesday, May 1, 2012, by dialing 1-888-203-1112 and entering conference ID# 9542110.  A recording of the call will also be archived on the Company’s web site, www.vasc.com until Tuesday, May 1, 2012.  During the conference call the Company may answer one or more questions concerning business and financial developments and trends, the Company’s view on earnings forecasts and new product development and financial matters affecting the Company, some of the responses to which may contain information that has not been previously disclosed.

VASCULAR SOLUTIONS, INC.
CONDENSED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)

Revenue:
Product revenue	$23,706	$21,071
License revenue	87	213
Total revenue	23,793	21,284

Product costs and operating expenses:
Cost of goods sold	7,838	7,228
Research and development	3,074	2,379
Clinical and regulatory	1,132	1,102
Sales and marketing	6,601	6,315
General and administrative	1,686	1,333
Amortization	335	197
Operating earnings	3,127	2,730

Interest expense	(3)	(3)
Interest income	-	4
Foreign exchange gain	5	39
Earnings before tax	3,129	2,770

Income tax expense	1,220	1,059
Net earnings	$1,909	$1,711

Net earnings per share - basic	$0.12	$0.10
Weighted average shares used in calculating - basic	16,004	16,649
Net earnings per share - diluted	$0.12	$0.10
Weighted average shares used in calculating - diluted	16,349	17,241

VASCULAR SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
	March 31,	December 31,
	2012	2011
	(unaudited)	(note)
ASSETS
Current assets:
Cash and cash equivalents	$10,213	$13,726
Accounts receivable, net	12,872	11,728
Inventories	15,123	14,788
Prepaid expenses	1,703	1,624
Current portion of deferred tax assets	5,500	5,500
Total current assets	45,411	47,366
Property and equipment, net	5,984	5,607
Goodwill	8,168	8,117
Intangible assets, net	10,898	7,948
Deferred tax assets, net of current portion and liabilities	6,385	7,445
Total assets	$76,846	$76,483

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Total current liabilities	$8,909	$8,716

Long-term deferred revenue and contingent consideration, net of current portion	978	1,061

Shareholders’ equity:
Total shareholders’ equity	66,959	66,706
Total liabilities and shareholders’ equity	$76,846	$76,483
Note: Derived from the audited financial statements at that date.

VASCULAR SOLUTIONS, INC.
SUPPLEMENTARY OPERATIONS DATA
(In thousands)

	Three Months Ended
	March 31,
	2012	2011
	(unaudited)
Net earnings	$1,909	$1,711
Expenses:
Amortization of intangibles(1)	335	197
Adjustment of contingent consideration(2)	96	-
Non-cash stock-based compensation	717	490
Non-cash income tax expense	1,220	1,059

(1)
On April 30, 2010 the company acquired the assets related to the SmartNeedle® products from Escalon Vascular Access, Inc.  On October 20, 2010 the company acquired the assets related to the snare and retrieval product line business from Radius.  On January 27, 2011 the company acquired the assets related to the Guardian® hemostasis valves from Zerusa Limited.  On December 22, 2011, the company entered into a license agreement with Northeast Scientific, Inc (NES) whereby the company acquired the exclusive rights to NES’ reprocessing services for the ClosureFast radiofrequency catheter in the United States for a term of five years.   On January 6, 2012, the company entered into an agreement with Dr. Pedro Silva and his affiliates, whereby the company acquired the intellectual property relating to the company’s Pronto catheters.  As part of these asset and license purchases, the company allocated $12.4 million to purchased technology and other intangibles that is being amortized over a period of 5 – 11 years.

(2)
On March 31, 2012, in accordance with accounting rules (ASC 805), the company reduced by $96,000 its estimate of the future earn-out payments to be made in connection with the October 2010 acquisition of the snare and retrieval product line business of Radius, which reduced general and administrative expenses by the same amount.  The Company may make additional adjustments in its estimate of the earn-out in future periods as warranted by future sales results of the snare and retrieval products.

About Vascular Solutions

Vascular Solutions, Inc. is an innovative medical device company that focuses on developing unique clinical solutions for coronary and peripheral vascular procedures.  The company’s product line consists of over 50 products and services in three categories: catheter products, hemostat products and vein products.  Vascular Solutions delivers its products and services to interventional cardiologists, interventional radiologists, electrophysiologists and vein specialists through its direct U.S. sales force and international independent distributor network.

All listed trademarks are the property of Vascular Solutions, Inc. with the exception of ClosureFast, which is a registered trademark of Tyco Healthcare Group, LP.

The information in this press release contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements. Important factors that may cause such differences include those discussed in our Annual Report on Form 10-K for the year ended December 31, 2011 and other recent filings with the Securities and Exchange Commission. The risks and uncertainties include, without limitation, risks associated with the need for adoption of our new products, lack of sustained profitability, exposure to intellectual property claims, significant variability in quarterly results, exposure to possible product liability claims, the development of new products by others, doing business in international markets, the availability of third party reimbursement, and actions by the FDA.

For further information, connect to www.vasc.com.
# # #